                                                                    EXHIBIT 15.1

               [LETTERHEAD OF DELOITTE & TOUCHE LLP, ATLANTA, GA]


December 17, 2004

Delta Air Lines, Inc.
Atlanta, Georgia

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Delta Air Lines, Inc. and subsidiaries for the periods ended September 30, 2004 and 2003, as indicated in our report dated November 15, 2004 (which report includes an explanatory paragraph relating to Delta's ability to continue as a going concern); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is being included in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP